UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2020

REPLIMUNE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38596	82-2082553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Unicorn Park

Woburn, MA 01801

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 222-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 11, 2020, Replimune Group, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with SVB Leerink LLC (the “Agent”), pursuant to which the Company may sell, from time to time, at its option, up to an aggregate of $75,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Shares”), through the Agent, as the Company’s sales agent.

Any Shares to be offered and sold under the Sales Agreement will be issued and sold (i) by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended or in negotiated transactions, if authorized by the Company and (ii) pursuant to, and only upon the effectiveness of, a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission on August 11, 2020 for an offering of up to $350,000,000 of various securities, including shares of the Company’s common stock, preferred stock, debt securities, warrants and/or units for sale to the public in one or more public offerings.

Subject to the terms of the Sales Agreement, the Agent will use reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company cannot provide any assurances that it will issue any Shares pursuant to the Sales Agreement. The Company will pay the Agent a commission of up to 3.0% of the gross proceeds from the sale of the Shares, if any. The Company has also agreed to provide the Agent with customary indemnification rights.

Pursuant to the Sales Agreement, the parties mutually agreed to terminate that certain sales agreement, dated August 8, 2019, by and between the Company and the Agent (as amended, the “2019 Sales Agreement”) with respect to the Company’s previous at-the-market offering program (the “2019 ATM Program”).

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Sales Agreement, the Company and the Agent mutually agreed to terminate the 2019 Sales Agreement. Under the 2019 Sales Agreement, and prior to its amendment in June 2020, the Company could sell from time to time, at its option, up to an aggregate of $75,000,000 of shares of the Company’s common stock. In June 2020, the 2019 Sales Agreement was amended to reduce the aggregate offering amount thereunder from $75,000,000 to $30,000,000. The Company sold 287,559 shares of its common stock under the 2019 ATM Program for net proceeds of approximately $4.6 million. As a result of the termination of the 2019 Sales Agreement, the Company will not offer or sell any additional shares under the 2019 ATM Program.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description

1.1	Sales Agreement by and between Replimune Group, Inc. and SVB Leerink LLC, dated as of August 11, 2020 (incorporated by reference to Exhibit 1.2 to Replimune Group, Inc.’s Registration Statement on Form S-3 filed on August 11, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIMUNE GROUP, INC.

Date: August 11, 2020	By:	/s/ Jean Franchi
Jean Franchi
Chief Financial Officer